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                                                                    EXHIBIT 10.5

SHAREHOLDERS AGREEMENT                                    dated 15 February 1995


                                    between


(1) MASSEY FERGUSON GMBH, a company with registered office at Eschwege, Germany (hereinafter referred to as: "MF")

         and

(2) DE LAGE LANDEN LEASING GMBH, a company with registered office at Dusseldorf, Germany (hereinafter referred to as: "DLL")



1.       Introduction


1.1. DLL is (via De Lage Landen GmbH) a wholly-owned subsidiary of De Lage Landen International B.V. with registered office at Eindhoven, itself a 100% subsidiary of Cooperatieve Centrale Raiffeisen -
         Boerenleenbank B.A. (Rabobank Nederland) with registered office at Amsterdam.

1.2. MF is a wholly-owned subsidiary of Massey Ferguson Corporation, itself a subsidiary of AGCO Corporation.

1.3. The parties hereto will work together in providing exclusive finance programmes to Massey Ferguson dealers and Massey Ferguson endusers in Germany.

1.4. The basis for this co-operation is a business plan a copy of which is annexed hereto as Schedule 1.
         The parties hereto enter into this shareholders agreement with a firm commitment to each other to do all that they reasonably can to ensure that the business plan's targets are achieved and if possible surpassed.

1.5. The parties hereto intend to structure their co-operation on a basis similar to that of the co-operation between Massey Ferguson and De Lage Landen in the United Kingdom (Massey Ferguson Finance Ltd.) and France (Massey Ferguson Finance France SNC).

1.6. In view of these intentions the parties hereto propose to incorporate a German finance company under the legal form of a GmbH, in which DLL will participate for 51% and MF for 49%.

1.7. The parties hereto have agreed to govern their relationship on the terms and subject to the conditions hereinafter set out.

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2.       Incorporation

2.1. The parties hereto shall take all necessary steps to procure the incorporation of the finance company as soon as possible.

2.2. The company will be incorporated under the legal form of a "Gesellschaft mit beschrankter Haftung" with articles of association in the agreed terms in accordance with German law and the provisions of this Shareholders Agreement.

2.3.     The name of the company will be: Massey Ferguson Finanzierung G.m.b.H.

2.4. The company will have its registered office and principal place of business at Eschwege.


3.       Share capital

3.1. The issued share capital of the company upon incorporation shall be DM 5 million.

3.2. DLL shall own 51% of the issued share capital and MF shall own the other 49%.

3.3 The capital will be increased as the business grows, provided that the equity to balance sheet debt ratio of the company shall always be a minimum of 8%. Unless agreed otherwise an increase of the capital of the company shall always be in the proportion 51% DLL - 49% MF.

4.       Objectives and territory of the company

4.1.     The primary objectives of the company will be:
         A.  to provide finance facilities (e,g. loans, hire purchase) for:
             (aa) products sold or otherwise dealt in by MF and/or its dealers
             (bb) other products which do not compete as to specification and price with those falling under subparagraph (aa) above
             (cc) secondhand products which may compete with the products referred to in subparagraph (aa) above
             and to provide product related services (e.g. warranty and credit insurance);
         B.  to provide wholesale financing (stock finance);
         C. to carry on any associated business, approved by the Supervisory Board;
         D. to generate wherever possible synergetic effects on the business of DLL, in so far as such activities do not endanger the main objective as set forth in subclause A above.

4.2. The area covered by the company will be the whole of Germany, including the former East Germany.

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5.       Banking license

         As soon as practicable after its incorporation the company will apply for a banking license in accordance with the provisions of the German banking regulations (Kreditwesengesetz), which covers the activities of the company.

6.       Management of the company

6.1. The day to day operation of the company shall be managed in accordance with the parameters laid down from time to time by the Supervisory Board (vide clause 6.3.) and the general principles of the business plan.

6.2.     The company will have two Managing Directors (Geschaftsfuhrer).

6.3. The company will have a Supervisory Board (Aufsichtsrat) who shall determine the general policy of the company.

         The Supervisory Board shall have four members, two of whom will be appointed on the recommendation of DLL and the other two on the recommendation of MF. Upon incorporation of the company the members will be:
         - on behalf of DLL: Mr Ph. Green and Mr R. Slaats
         - on behalf of MF. Mr. D.I. Franklin and Mr. C. Perkins
         One of the members appointed on the recommendation of MF will chair the Supervisory Board.
         The powers of the Supervisory Board will be specified in more detail in the Articles of Association of the company. The voting rights will be defined in such a way that the DLL representatives in the Supervisory Board will have a casting vote.


7.       Performance Targets

         The parties hereto aim to realize a return on investment in the company of minimum 15% per annum.
         MF and DLL shall do all that they reasonably can to ensure that this target will be achieved.
         In view hereof the business plan will be revised from time to time.
         For the purpose of this agreement return on investment is defined as Internal Return Capacity (IRC).
         The IRC ratio calculates the profit realised over the normalised own funds, being 8% of the risk adjusted assets and off balance sheet transactions.
         The numerator of the IRC ratio is the net profit resulting from the profit and loss account, adjusted for interest income on the surplus or shortage of equity as compared to the normalised own funds. The denominator of the IRC ratio are the normalised own funds.


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8.       Funding


8.1. In order to enable the company to attract funds at a competitive rate DLL will:
         - either fund the operation directly at cost of funds increased with 0.1% to cover handling costs or
         - provide guarantees to the intent that the company shall be able to make use of Rabobank's triple A credit rating to attract funds at competitive rates.
           For the avoidance of doubt it is stated, that it will be the sole responsibility of the management of the company to negotiate such rates.

8.2. Given the fact that DLL - being a wholly owned subsidiary of De Lage Landen International B.V., itself a bank and a 100% subsidiary of Rabobank Nederland - has a majority interest in the company and assuming the company itself will show sufficient performance and financial strength, after a couple of years DLL guarantees may no longer be required.

8.3. The obligations of DLL to fund the operation of the company directly or to provide guarantees to funding banks in accordance with clause 8.1. shall cease to be of effect if in the reasonable opinion of DLL either serious economical or political developments or any regulations made by national or European governmental authorities or other relevant authorities make the continued provision of funding or the continued provision of guarantees impossible in practice.

9.       Subsidies

9.1. MF will supply or procure the supply of subsidies or discounts to the company from time to time in such a way, that the total finance cost of the Massey Ferguson products will be competitive with the rates of other financiers and/or dealers for similar products in the market.

9.2. MF shall adapt the subsidized exclusive finance programmes as an integrated part of its marketing strategy.

9.3. MF undertakes with DLL that it will not supply or procure the supply of such subsidies or discounts to any other body or person to enable them to compete with or improve on the company rates during the term of this agreement.
         During the start-up period of the Company (estimated at 12 months maximum) MF and DLL acknowledge that other forms of subsidized finance may be required in those areas where MV Finance is not yet available.


10.      Dividend policy

         Unless decided otherwise, dividends shall be paid to the shareholders if and to the extent only that the gearing ratio (the equity to balance sheet debt ratio) at the end of the accounting year in question is and remains equal to or more than 1:12.5.

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11.      Trade mark licence

         MF will permit or procure permission for the company to make royalty-free use of the "Massey Ferguson" trade mark, the "MF" trade mark and the triple triangle design.

12.      Product failure

         In the event that any product sold or otherwise dealt in by MF is returned or rejected or is the subject of a substantiated complaint by a dealer or a customer on the grounds that it is defective or is not in all respects in conformity with the provisions of any contract concerning it or any statutory requirement in respect of it, MF undertakes to DLL that it shall indemnify the company against all losses, damages or expenses resulting from such product failure.

13.      Remarketing

         In order to avoid or minimize any losses for the company MF undertakes to do its utmost to remarket the new stock of equipment of a dealer within the Massey Ferguson dealer network and within a reasonable period of time, if such a dealer cannot meet his obligations towards the company any longer.

14.      Tax aspects

         Parties will seek to structure their co-operation within the framework of legal possibilities in such a manner that the tax burdens will be minimized.

15.      Internal/external auditors

15.1. The parties shall each be entitled to have the books of the company examined by their internal auditors and to be supplied with all relevant information as they may reasonably require to keep them properly informed about the business of the company and generally to protect their interests.

15.2. The external auditors of the company shall be such firm of chartered accountants as the Supervisory Board shall determine.

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  16.    Other activities DLL

         The parties hereto agree that the terms of this agreement do not prevent DLL from providing leasing - or finance services in connection with agriculture equipment other than through the company, provided that DLL shall not actively promote such other services nor enter into other joint venture or other co-operation arrangements for such services, and provided that DLL in doing so will not compete with the core business of the company.

17.      Duration

17.1. Subject to clause 17.2. this agreement shall continue in full force and effect until December 31st, 2000 and thereafter unless and until terminated by one party serving on the other twelve months' written notice of termination to expire on or at any time after December 31st, 2000.

17.2. Notwithstanding the provisions of clause 17.1. either party shall be entitled to terminate this agreement forthwith on the occurrence of any of the following events:

          - the other party is in material breach of its obligations under this agreement and fails to remedy the same within a reasonable period of time;
          - the other party ceases or threatens to cease wholly or substantially to carry on its business;
          - the other party is or threatens to be insolvent (e.g. the other party is declared bankrupt or applies for suspension of payment);
          - the other party's conduct is such that the continuation of the co-operation under this agreement can no longer reasonably be asked.

17.3. If during the currency of this agreement the actual net results are materially below the targets set out in clause 7 of this agreement and in the (revised) business plan and if there is no reasonable prospect that there will be a major improvement in the results in the foreseeable future, then either party shall be entitled to terminate this agreement by serving on the other twelve months' written notice of termination to expire on or at any time after December 31st, 1996.

17.4. Following termination of this agreement its conditions shall continue to bind the parties hereto to such extent and for so long as may be necessary to give effect to the rights and obligations embodied herein.

18.      Consequences of termination

18.1. Upon the termination of this agreement howsoever caused the parties shall discuss and agree what steps shall then be taken in respect of the company.


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18.2.    Without prejudice to the generality of clause 18.1. the parties hereto agree that in the event that this agreement is terminated by DLL pursuant to the provisions of clause 17.2. on the happening of an event of default for which MF is responsible or in the event that this agreement is terminated by either party pursuant to the provisions of clause 17.3. then and in either such case and in recognition of its financial interest in the company (by way of the provision of guarantees and the procurement of overdraft facilities and loans as well as its equity interest as a shareholder) DLL shall be entitled (should DLL in its absolute discretion so decide) to assume control over the day-to-day operations of the company.


19.      Employees of the company

         Except in those cases where the termination of this agreement has been caused by serious breach of contract or other default of DLL MF undertakes to DLL to use reasonable endeavours to ensure that all employees of the company who were employed while DLL was a shareholder are treated with all due consideration and that in those cases where the company and/or its subsidiaries no longer require their services, all reasonable endeavours will be made to find suitable alternative employment for such employees.

20.      Costs

20.1. All costs, legal fees and other expenses related to the preparation and execution of this agreement shall be borne by the party who incurred them. All costs, legal fees, registration fees and other expenses incurred in the formation of the company shall be borne by the company.


21.      Governing law

21.1. The construction, validity and performance of this agreement shall be governed in all respects by the laws of Germany.

21.2. The courts of Germany shall have exclusive jurisdiction to settle any dispute which may arise between the parties in respect of the construction, validity or performance of this agreement.

22.      The terms of this agreement to prevail

         In the event of any ambiguity or conflict arising between the terms of this agreement and those of the articles of association of the company, the terms of this agreement shall prevail as between the parties.

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23.      EC law restrictions

         In case one or more clauses of this agreement prove to be in conflict with EC legislation on competition (e.g. clause 85 and 86 of the EC treaty), the parties hereto will construe their co-operation on an alternative basis which will take into account all the essentials of this agreement.



Dated: 15 February 1995


/s/  R.A.M. Slaats                          /s/  C.S.D. Lupton
Signed for and on behalf of                 Signed for and on behalf of
DE LAGE LANDEN LEASING GMBH                 MASSEY FERGUSON GMBH


by: R.A.M. Slaats                           by:  /s/  C.S.D. Lupton
    Geschaftsfuhrer